EXHIBIT (d)(2)

                                  AMENDMENT TO
                             FEE REDUCTION AGREEMENT

     AMENDMENT to FEE REDUCTION AGREEMENT dated as of June 14, 2004, between Government Obligations Portfolio (the "Trust") and Boston Management and Research (the "Adviser").

     WHEREAS, the Trust has entered into an Investment Advisory Agreement ("Advisory Agreement") with the Adviser, which Advisory Agreement provides that the Adviser shall be entitled to receive an asset-based fee payable at a certain rate; and

     WHEREAS, the Adviser has previously offered to reduce its advisory fee rate, and the Trust has accepted such prior fee reduction, such fee reduction being effective at that time; and

     WHEREAS, the Adviser has offered to further reduce its advisory fee rate, and the Trust has accepted such additional fee reduction, such additional fee reduction being effective as of March 15, 2004; and

     WHEREAS, the Adviser and the Trust memorialized all such existing permanent fee reductions in that certain Fee Reduction Agreement dated as of April 13, 2004, by and between the Trust and the Adviser (the "Fee Reduction Agreement"); and

     WHEREAS,  the  Adviser  and the Trust  now wish to amend the Fee  Reduction
Agreement, such amendment being duly authorized by the Trust's Board of Trustees;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Trust and the Adviser hereby amend the Fee Reduction Agreement as follows:

     1. Paragraph 2 of the Fee Reduction Agreement is hereby deleted and replaced in its entirety with the following:

          "This Agreement may only be terminated or amended upon the mutual written consent of the Trust and the Adviser; provided, however, that
          (i) no termination of this Agreement shall be effective unless approved by the majority vote of those Trustees of the Trust who are not interested persons of the Adviser or the Trust (the "Independent Trustees") and by the vote of a majority of the outstanding voting securities of the Trust; (ii) no amendment of this Agreement shall be effective unless approved by the majority vote of the Independent Trustees; and (iii) no amendment of this Agreement that decreases the fee reductions set forth herein shall be effective unless approved by the vote of a majority of the outstanding voting securities of the Trust.

          For purposes of this Agreement the term "vote of a majority of the outstanding voting securities of the Trust" shall mean the vote, at a meeting of Holders, of the lesser of (i) 67 per centum or more of the Interests in the Trust present or represented by proxy at the meeting if the Holders of more than 50 per centum of the outstanding Interests in the Trust are present or represented by proxy at the meeting, or
          (ii) more than 50 per centum of the outstanding Interests in the Trust. The terms "Holders" and "Interests" when used herein shall have the respective meanings specified in the Declaration of Trust of the Trust."

     2. Except as otherwise modified herein, all other terms and provisions of the Fee Reduction Agreement shall remain in full force and effect.

     3. This instrument is executed under seal and shall be governed by Massachusetts law.

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     IN WITNESS  WHEREOF,  this  Agreement  has been executed as of the date set forth above by a duly authorized officer of each party.

                                           Government Obligations Portfolio


                                           By: /s/ Mark S. Venezia
                                               ------------------------------
                                               President


                                           Boston Management and Research


                                           By: /s/ Alan R. Dynner
                                               ------------------------------
                                               Vice President